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Exhibit 99.2

[Letterhead of Citigroup Global Markets Inc.]

The Board of Directors
Archrock, Inc.
9807 Katy Freeway, Suite 100
Houston, Texas 77024

The Board of Directors:

        We hereby consent to the inclusion of our opinion letter, dated January 1, 2018, to the Board of Directors of Archrock, Inc. ("Archrock") as Annex B to, and reference thereto under the headings "SUMMARY—Opinion of the Financial Advisor to Archrock" and "THE MERGER—Opinion the Financial Advisor to Archrock" in, the joint proxy statement/prospectus relating to the proposed transaction involving Archrock and Archrock Partners, L.P., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Archrock (the "Registration Statement"). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

February 5, 2018

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  Exhibit 99.2
[Letterhead of Citigroup Global Markets Inc.]